UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2010 (October 20, 2010)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through a joint venture between its indirect wholly owned subsidiary and JMI Realty, LLC, an unaffiliated third party (the “Kauai Joint Venture”), entered into an assignment and assumption of a purchase and sale agreement with JMI Realty, LLC effective as of October 20, 2010.  We own an 80% interest in the Kauai Joint Venture. The assigned purchase and sale agreement relates to the acquisition of the Kauai Coconut Beach Hotel described below under Item 2.01.  Additional information related to the purchase and sale agreement required by Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.

The information required by Item 1.01 related to the financing of the Kauai Coconut Beach Hotel is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

On October 20, 2010, we acquired, through the Kauai Joint Venture, from Waipouli Owner, LLC, an unaffiliated third party, a fee simple interest in a hotel property located at Waipouli Beach on the island of Kauai in Hawaii (the “Kauai Coconut Beach Hotel”).  We acquired the Kauai Coconut Beach Hotel for the assumption and modification of $38 million of existing senior financing on the property.

The Kauai Coconut Beach Hotel is comprised of an approximately 10.4 acre parcel of land and includes 311 guest rooms with an average size of 416 square feet, six meeting rooms totaling approximately 6,200 square feet and a number of guest amenities including three restaurants, a day spa, outdoor swimming pool, fitness facility and tennis courts.  It was originally completed in 1978 and renovated in 2006.   For the trailing twelve-month period ended August 31, 2010, the average occupancy was 48.4%, average daily rate per room was $93.16, and revenue per available room was $45.04.

In order for us to qualify as a REIT, neither we, our operating partnership nor any subsidiary can operate the hotel. Thus, the Kauai Joint Venture has leased the Kauai Coconut Beach Hotel to a joint venture formed between our taxable REIT subsidiary, which is a wholly owned subsidiary of our operating partnership, and JMI Realty, LLC (the “Kauai Joint Venture Operator”).  We own an 80% interest in the Kauai Joint Venture Operator. The Kauai Joint Venture Operator has entered into a management agreement with Davidson Hotel Company LLC to manage and supervise the daily operations of the hotel.  The Kauai Joint Venture Operator has also entered into a franchise license agreement with Marriot International, Inc. which provides for franchising the hotel under the Courtyard by Marriot brand.

We believe that the Kauai Coconut Beach Hotel is suitable for its intended purpose and adequately covered by insurance. We intend to make approximately $11.7 million of renovations and improvements to the Kauai Coconut Beach Hotel which we expect to fund with proceeds from our initial public offering of common stock.  The Kauai Coconut Beach Hotel is located in a submarket where there are a number of comparable properties that might compete with it.

“Courtyard by Marriott” is a registered trademark of Marriott International, Inc. or one of its affiliates.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition of the Kauai Coconut Beach Hotel and assumption of the $38 million senior financing related to the property, on October 20, 2010, the Kauai Joint Venture entered into a Consent, Assumption and Modification Agreement with Release with the Seller, Kauai Joint Venture Operator, JMI Realty, LLC, the Registrant, and Wells Fargo Bank, N.A., as Trustee for the Morgan Stanley Pass-Through Certificates Series 2006 XLF (the “Lender”).   In connection with such agreement, the liens of two mezzanine loans secured by direct and indirect ownership interests in the Seller were released by the holder thereof.  In addition, we entered, through the Kauai Joint Venture, an amended and restated loan agreement with the Lender.  The loan bears interest at 30-day LIBOR plus 95 basis points.  Pursuant to the terms of the loan agreement, the Kauai Joint Venture is required to enter into an interest rate protection agreement which caps LIBOR at 5.5% for the first three years of the loan and at 6% for the period thereafter.  Monthly payments on the loan are interest-only with the entire principal and any accrued an unpaid interest due at maturity.  The maturity date is November 9, 2015, which may be extended until April 9, 2017.  The loan may be prepaid in whole but not in part without prepayment penalty or similar charge.

We and our joint venture partner, JMI Realty LLC, have provided a limited guaranty with respect to certain potential costs, expenses, losses, damages and other sums which may result from certain actions or inactions by the Kauai Joint Venture and its affiliates.  We and JMI Realty LLC have also provided a guaranty of the principal balance outstanding under the loan in the event of the occurrence of certain “bad boy” acts as set forth in the Guaranty.  Pursuant to the Guaranty, both we and JMI Realty LLC are jointly and severally liable for the guarantied obligations

Item 9.01               Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

Because it is impracticable to provide the required financial statements for the acquired portfolio of real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before January 5, 2011, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

(b)   Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: October 26, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer